Exhibit 10.2

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com

CONFIDENTIAL

April 5, 2024

Adam Hansard

Dear Adam:

This letter agreement (this “Agreement”) confirms our agreement regarding the terms of your separation of employment with Applied Therapeutics, Inc. (the “Company”). The Company and you are hereinafter referred to together as the “Parties” and each as a “Party.”

1.     Separation of Employment.

a.            Separation Date. Regardless of whether you sign this Agreement, the last day of your employment with the Company will be April 12, 2024 (the “Separation Date”). The Parties agree that your employment is not ending due to any alleged misconduct, wrongdoing, fault and/or Cause. Effective as of the Separation Date, you will no longer serve in any and all positions you hold or may have held with the Company and any of its subsidiaries or affiliates, and you will not hold yourself out as an employee or representative of the Company or any other Released Party (as defined below).

b.            Accrued Payments. Regardless of whether or not you sign this Agreement, you will receive payment for any business expenses previously incurred in accordance with the Company’s expense reimbursement policies and which remain unreimbursed, and any accrued but unpaid base salary through the Separation Date, less all applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Whether or not you sign and return this Agreement, your participation, and, if applicable, your dependent(s)’ coverage, under all Company-sponsored employee benefit plans shall end as of your Separation Date except as provided in Section 2 below; provided you shall receive separate written notification regarding your right to continue coverage under the Company’s group healthcare plan at your and/or your dependent(s)’ own expense under the Consolidated Omnibus Reconciliation Act of 1985 (as amended, “COBRA”) and any corresponding state law.

c.            Equity Awards. The Parties confirm and agree that, as of the Separation Date, (i) you hold a total of 295,202 vested options to acquire common shares of the Company, each with an exercise price of $1.05 per share (the “Vested Options”) and in accordance with the Company’s 2019 Equity Incentive Plan (as amended, the “Plan”) and the applicable award agreements issued thereunder, you will have 90 days following the Separation Date to exercise the Vested Options, and if you do not exercise all of the Vested Options on or prior to the date that is 90 days following the Separation Date, any such unexercised Vested Options will be cancelled and forfeited without the payment of any consideration to you, (ii) you hold a total of 25,578 vested restricted stock units relating to common shares of the Company (“Vested RSUs”), which will be settled into common shares of the Company within 15 days following the Separation Date and (iii) you hold a total of 70,902 common shares of the Company pursuant to previously-settled vested restricted stock units (the “Common Shares”). You acknowledge and agree that (A) you will be responsible for the payment of all applicable withholding taxes and other amounts as set forth in the Plan and applicable award agreements and (B) all outstanding equity awards that you hold with respect to the Company that are not Vested Options or Vested RSUs, including all unvested options to acquire common shares of the Company and all unvested restricted stock units relating to the common shares of the Company, will be cancelled and forfeited as of the Separation Date without the payment of any consideration to you. The Company will promptly (i) inform E*TRADE that your employment with the Company has ended and (ii) report to E*TRADE all applicable matters relating to your Vested Options and Vested RSUs. The Company will take all actions necessary to permit you to freely transact in common shares of the Company (including any Common Shares, any Vested RSUs that are settled in accordance with this Agreement and any Vested Options that are exercised by you) within 15 days following the Separation Date, or within one business day following your exercise of any Vested Options, if later. The Company acknowledges and agrees that you certified on November 30, 2023 that you did not possess any material non-public information relating to the Company and further, that you continue to maintain and certify that you do not possess any material non-public information, as was further noted in your correspondence to the Company dated March 8, 2024 from the Maura Greene Law Group.

d.            The Company will not contest any lawful application you make for unemployment compensation benefits; provided the Company will respond truthfully to any inquiries, subpoenas, or requests for information from any governmental agency in connection with any such application. By signing below, you understand and agree that the Company does not make unemployment compensation benefits eligibility decisions.

e.            The Company will not make any public statements, announcements, disclosures, or file with any regulatory agency, including but not limited to the Securities and Exchange Commission, any documents or disclosures regarding your employment or separation from the Company without first obtaining your review and incorporating any reasonable comments that you provide on a timely basis.

2.     Termination Payments. Provided that you timely sign and deliver your signed Agreement to the Company and do not timely revoke your consent to the Agreement in accordance with Section 12 below, and subject to your continued compliance with the terms and conditions herein and your Confidentiality Agreement (as defined below), then the Company shall pay or provide the following, in each case, less all applicable withholdings and deductions (collectively, “Termination Payments”):

a.            A salary continuation payment in the total gross amount of $393,750.00 (“Salary Continuation Payment”), which is equivalent to nine (9) months of continued base salary payments at your current annualized base salary rate of $525,000.00. The Salary Continuation Payment shall be payable over a period of nine (9) months following the Separation Date (such period, the “Salary Continuation Period”) in approximately equal installments in accordance with the Company’s normal payroll practices, with the first installment to be paid on the Company’s first regular payroll date that occurs following thirty (30) days after the Separation Date (inclusive of any base salary that accrues during the period between thirty (30) days after the Separation Date and such payroll rate), provided this Agreement timely becomes effective in accordance with Section 12 below.

b.            A single lump sum payment in the gross amount of $210,000.00 (“Pro-Rated Bonus”), which is equivalent to your target annual bonus for the 2024 calendar year (i.e., 40% of your annualized base salary rate), pro-rated based on the Salary Continuation Period. The Pro-Rated Bonus shall be payable within sixty (60) days following the Effective Date of this Agreement (as defined below).

c.            Continued payment by the Company of the cost of your (and, if applicable, your covered dependents’) health care coverage in effect as of the Separation Date either under the Company’s regular health plan (if permitted) or by paying your COBRA premiums, in each case, until the earlier of the date (x) that is 9 months following the Separation Date and (y) you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan).

3.     Sufficiency of Consideration. You acknowledge that the Termination Payments set forth in Section 2 of this Agreement exceed any amount to which you would otherwise be entitled upon termination of employment absent your execution and non-revocation of a release of claims. You further acknowledge and agree that (a) except as expressly set forth above, you have received full and timely payment of all salary, severance, bonuses (discretionary, annual, or signing), or compensation from the Company and all Released Parties, including without limitation under your with the Company that became effective in March 2020 ("Offer Letter"); (b) you are not entitled to any additional salary, severance, bonuses (discretionary, annual, or signing), or compensation from any Released party except as referenced in this Agreement; (c) the Termination Payments and other arrangements set forth herein are in full accord and satisfaction of all payments, benefits, and arrangements to which you are or may be entitled upon a Qualifying Termination as defined and for purposes of your Offer Letter, and the Parties confirm and agree you are not eligible or entitled to receive any Change in Control payments or arrangements under Section 11 of the Offer Letter; and (d) the additional compensation to be paid under this Agreement is due solely from the Company and Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay the additional compensation, even though its payment may be processed through Insperity. You further acknowledge and agree (i) you shall have no further rights to, interest in, ownership of, or claims with respect to, any unvested RSUs, and (ii) any Options you were granted that had not vested as of the Separation Date shall be deemed immediately cancelled and forfeited for no consideration.

4.     General Release of Claims.

a.            You, on behalf of yourself and your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release and forever discharge the Company, Insperity and its and their respective current and former parent companies, subsidiaries and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees, consultants, representatives, attorneys, owners, predecessors, successors and assigns (collectively, the “Released Parties”), from and against any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, liabilities and demands of any kind whatsoever, whether known or unknown, vested or unvested, accrued or yet to accrue, suspected or unsuspected, contingent or non-contingent (collectively, “Claims”), that you or your heirs, administrators, executors, representatives, successors or assigns ever had, now have or may hereafter claim to have, by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date you sign this Agreement, including, but not limited to, any such Claims: (A) arising out of or in any way relating to your employment by, affiliation with, or position as an employee, officer, member, or representative of, the Company or any of the Released Parties, (B) arising out of or relating to tort, fraud, or defamation, and (C) arising under any federal, state, local or foreign statute or regulation including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the New York Executive Laws (including the New York State Human Rights Law), the New York State Paid Family Leave Benefits Law, the New York State Civil Rights Law, the New York Labor Law, the New York Worker Adjustment and Retraining Act, the New York Corrections Law, the New York City Administrative Code (including the New York City Human Rights Law), the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, and the Massachusetts Sexual Harassment Statute, each as amended and including each of their respective implementing regulations and any other federal, state, local or foreign law that may be legally waived or released; (ii) relating to your employment relationship with the Company or any other Released Parties and/or the termination or cessation of your employment relationship, including without limitation any and all Claims relating to or arising from the events, allegations, and/or subject matter of that certain letter correspondence dated March 8, 2024 from The Maura Greene Law Group to the Company; (iii) relating to wrongful discharge, constructive discharge, or breach of contract; or (iv) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Released Parties and you, including but not limited to the Offer Letter and the Plan; provided however, that notwithstanding the foregoing, nothing contained in this release shall impair, waive and/or release (u) claims and/or rights that the Company and/or any of the Released Parties defend, indemnify and/or hold you harmless, (w) your right to enforce the terms of this Agreement, (v) your rights to your Vested Options, Vested RSUs and/or any other similar interest and/or equity, (x) any recovery to which you may be entitled pursuant to state laws regarding workers’ compensation and/or unemployment insurance, (y) any rights you may have to vested benefits under employee benefit plans, (z) any rights or claims that cannot be validly waived under applicable law, and (aa) any claims and/or rights you may have against the Company that arise after the date you sign this Agreement.

b.            You represent that, as of the date upon which you sign this Agreement (provided that you do not timely revoke it pursuant to Section 12 below), you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party any action, lawsuit, debt, obligation, agreement, guarantee, judgment, damage or claim of any nature whatsoever relating to the Company, any of the Released Parties, or any matter covered in this Agreement. You also represent and warrant that you have not relied upon any promises or representations, express or implied, that are not expressly set forth in this Agreement.

5.     Protected Activities.

a.            The Parties acknowledge and agree that nothing in this Agreement or any other agreement you may have with the Company shall prohibit or restrict you from (i) voluntarily communicating with an attorney retained by you, (ii) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human rights, the Massachusetts Commission Against Discrimination, or any other federal, state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to any subpoena provided that you first promptly notify (to the extent legally permissible) the Company and, with respect to any subpoena on behalf of any non-governmental person or entity, use commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena on behalf of any non-governmental person or entity or obtain a protective order limiting its disclosure, or other appropriate remedy, (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled, (vi) engaging in communications or activities protected by Section 7 of the National Labor Relations Act, or (vii) disclosing the underlying facts or circumstances relating to claims of discrimination, retaliation or harassment against the Company; provided however, that you represent and affirm that you are not aware of any facts or circumstances (including any injuries or illnesses) related to any claims against the Released Parties concerning discrimination, harassment, retaliation, or workers’ compensation.

b.            Additionally, you are hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret information to your attorney and use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal and (B) do not disclose the trade secret except pursuant to court order. The communications, statements, and activities permitted under this Section 5 are referred to collectively as “Protected Activities.”

6.     Continuing Obligations. You acknowledge and agree that your 2020 Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (“Confidentiality Agreement”), and each and every of your restrictions and continuing obligations thereunder, shall apply, remain, and continue in full force and effect after the date and shall survive the execution of this Agreement as if fully set forth herein. By signing below, you represent and warrant that you have complied at all times with the provisions of the Confidentiality Agreement through your employment and the date hereof. You further acknowledge, agree, and understand that (i) your compliance with your restrictions and obligations in the Confidentiality Agreement are an express condition of your right to the Termination Payments described above, and (ii) accordingly, upon your breach of any restriction or obligation of the Confidentiality Agreement, all rights and entitlements to the Termination Payments shall immediately cease, and you shall not receive any further installments, portions, or payments thereafter.

7.     Cooperation. You agree that, following the Separation Date, you will reasonably cooperate with the Company and/or its representatives in connection with any investigation, proceeding, dispute, litigation (civil, criminal, or administrative), or claim that may be made against, by, or with respect to the Company, or in connection with any ongoing or future investigation, proceeding, dispute, litigation, or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making yourself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities), to the extent such claims, investigations, or proceedings relate to your employment with the Company, the services you performed or were required to perform as a Company employee, or pertinent knowledge possessed by you. The Company shall reimburse you for reasonable out of pocket expenses, including costs and your attorneys’ fees, incurred as a result of such cooperation.

8.     Return of Company Property. You agree that, whether or not you sign this Agreement, no later than the Separation Date (or such earlier date as directed by the Company), you shall return to the Company and all Company property and documents in your possession, custody or control, including, without limitation, credit cards, computers, phones, tablets, other electronic equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other Company property which you obtained in the course of your employment by the Company (including any documents or other materials containing Confidential Information as defined in your Confidentiality Agreement), and you agree not to retain copies of any such materials. To the extent you have any of the foregoing documents in your possession, custody or control in electronic form (for example, in your personal cloud storage or email account or on a personal computer), you agree to identify such documents to the Company, to deliver identical copies of such documents to the Company (if the Company so requests), and to follow the Company’s instructions regarding the permanent deletion or retention of such documents. The requirements of this Section 8 shall not apply to (a), publicly available documents, or (b) documents relating directly to your own compensation and employee benefits. The property and documents which must be returned to the Company must be returned whether in your possession, work area, home, vehicle or in the wrongful possession of any third party with your knowledge or acquiescence, and whether prepared by you or any other person or entity.

9.     Mutual Non-Disparagement. Without limiting the Protected Activities, and to the fullest extent permitted by law, from and after the Separation Date, you agree not to make any statements, (whether directly or through any other person or entity, and whether orally, in writing, or on the Internet) that disparage, denigrate, defame, or malign the Company or any of its affiliates or any of their respective businesses, activities, operations or the reputations of any of their respective directors, officers, managers, employees, representatives, owners or equity holders. The Company agrees to instruct its current Chief Executive Officer, Chief Marketing Officer, Chief Business and Operations Officer, Chief Financial Officer, and any other relevant Company employees authorized to report on or discuss on the Company's behalf your employment with the Company or separation from the Company, in writing, not to make any statements (whether directly or through any other person or entity, and whether orally, in writing, or on the Internet) that disparage, denigrate, defame, or malign you or your reputation.

10.   Section 409A. The intent of you and the Company is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith, as applicable, or otherwise shall be amended by the parties so to comply. If taxes or penalties are triggered under Section 409A with respect to your deferred compensation, the Company shall be solely responsible for the payment of any such taxes or penalties, however, you shall be responsible for all income taxes due on such compensation.

11.   No Admission of Wrongdoing. Neither by offering to make, nor by making, this Agreement, does either Party admit any failure of performance, wrongdoing, or violation of law. Nothing in this Agreement, and none of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by the Company or any of the Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Company and Released Parties.

12.   Knowing and Voluntary Agreement; Review and Revocation.

a.            The Company hereby advises you to consult with an attorney of your choosing prior to signing this Agreement. You represent that you have had the opportunity to review this Agreement and, specifically, the release of claims in Section 4 of this Agreement, with an attorney of your choice. You also agree and acknowledge that you are receiving benefits and payments to which you would not otherwise be entitled absent your execution of this Agreement, that you have voluntarily consented to the release of claims set forth in Section 4 of this Agreement, and that you have entered into this Agreement freely, knowingly and voluntarily.

You acknowledge and understand that the release of claims in Section 4 herein includes your release and waiver of any and all claims for age discrimination pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Accordingly, you understand and agree you have been given a period of twenty-one (21) days from the date you receive this Agreement to review and consider the terms of this Agreement (the “Review Period”), but that you may sign and return this Agreement sooner if you choose to do so. You acknowledge and agree that you received this Agreement from the Company on April 5, 2024. In no event can you execute this Agreement prior to the Separation Date. You agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day Review Period. You further understand that, if you timely sign this Agreement prior to expiration of the Review Period, you have a period of seven (7) days from the date you sign the Agreement (the “Revocation Period”) in which to revoke your consent. To revoke your consent to this Agreement, you must deliver a signed revocation notice to Deana Del Medico by e-mail at Deana.Delmedico@insperity.com prior to expiration of the seven (7) day Revocation Period. If not timely revoked, this Agreement will become effective on the eighth (8th) calendar day after the date you sign it, which will be the “Effective Date” of this Agreement. You understand and agree that if you fail to timely sign this Agreement (but not earlier than the Separation Date) and return your signed Agreement to the Company prior to expiration of the Review Period, or if you timely revoke your consent to the Agreement within the Revocation Period, (i) the Company’s offer of the Termination Payments set forth in Section 2 above shall be null and void, (ii) you shall have no right or entitlement to any of the Termination Payments described herein, and (iii) your employment shall terminate on the Separation Date with no further payments or compensation owed to you.

13.   Acknowledgments. You acknowledge and agree that the Company and the other Released Parties have fully satisfied any and all obligations owed to you arising out of or relating to your employment with the Company or any other Released Party (including without limitation pursuant to the Offer Letter), and that, other than as expressly provided in this Agreement (or any other agreement referenced herein), no further sums, payments or benefits are owed to you by the Company or any of the Released Parties. You acknowledge and agree that you have not been provided any advice by the Company regarding the tax or withholding or deduction consequences of the payments and other benefits provided to you under this Agreement under any federal, state or local tax or withholding or deduction laws or regulations. You also acknowledge and agree that you will be solely responsible for the tax liabilities and consequences arising under any federal, state or local withholding or deduction laws or regulations that may result from the payments or benefits referenced in this Agreement. The Parties confirm and agree (i) that payment and provision of the Termination Payments shall be made solely by the Company, and (ii) that Insperity shall have no obligation to pay or provide any such Termination Payments hereunder.

14.   Prospective Employer Inquiries. You agree to direct any inquiries from prospective employers to Deana Del Medico at Insperity by e-mail at Deana.Delmedico@insperity.com, who shall respond by (i) advising the prospective employer that it is the Company's policy to provide information only as to dates of employment and last position held, and (ii) providing the foregoing information to your prospective employer (if so requested).

15.   Entire Agreement. Except as expressly provided for herein (including with respect to the equity and severance arrangements set forth in Sections 1 and 2 herein), this Agreement, together with schedules and exhibits hereto, the 2019 Incentive Plan and/or any other related plans, documents, agreements and/or other materials, any and all related equity, incentive pay and/or similar plan documents and/or materials, and the Confidentiality Agreement incorporated by reference herein, constitutes the entire agreement between you and the Company or any of the Released Parties regarding the subject matter hereof, and supersedes any and all prior or other agreements, arrangements, promises, representations or understandings, oral or written, relating thereto (including without limitation the Offer Letter); provided however, that nothing herein shall replace, extinguish, or reduce your continuing obligations pursuant to any confidentiality, non-disclosure, non-competition, non-solicitation, no-hire, non-disparagement, intellectual property, inventions assignment, or other restrictive covenant agreement between you and the Company or any affiliate thereof, all of which obligations shall survive this Agreement and continue in full force and effect in accordance with their terms. You represent you have not relied on any statements or representations, oral or written, except as expressly set forth in this Agreement.

16.   Modification; Severability. This Agreement may not be modified except in writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Company. This Agreement is personal and may not be assigned by you. This Agreement may be freely assigned, in whole or in part, by the Company, and by signing below, you expressly consent to any such assignment. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

17.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of law principles, as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Massachusetts. You expressly agree and consent to the personal jurisdiction and venue of the state and federal courts in Massachusetts for any actions, disputes, or proceedings relating to or arising out of this Agreement or your employment with the Company or separation thereof.

18.   Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any Party because that Party drafted or caused that Party’s legal representatives to draft any of its provisions. You agree that the terms of this Agreement, including the economic terms, have been individually negotiated.

19.   Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

* * * * *

The undersigned has read the foregoing Agreement and accepts and agrees to the provisions it contains and hereby signs it freely, voluntarily, and with full understanding of its consequences. The undersigned agrees that in no event can this Agreement be executed prior to the Separation Date.

ACCEPTED AND AGREED:

/s/ Adam Hansard	04/13/2024
Adam Hansard	Date

ON BEHALF OF
APPLIED THERAPEUTICS, INC.

/s/ Shoshana Shendelman	04/13/2024
Name: Shoshana Shendelman	Date
Title: Chief Executive Officer

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